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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):     January 2, 2001 (December
                                                      28, 2000)


                          HARRAH'S ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                   1-10410                 62-1411755
   (State or other jurisdiction       (Commission            (I.R.S. Employer
         of incorporation)            File Number)           Identification No.)


         ONE HARRAH'S COURT
          LAS VEGAS, NEVADA                                     89119
(Address of Principal Executive Offices)                      (Zip Code)


                                 (702) 407-6000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


           5100 WEST SAHARA AVENUE, SUITE 200, LAS VEGAS, NEVADA 89146
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)
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ITEM 5.     OTHER EVENTS

      On December 28, 2000, the Company gave notice to JCC Holding Company and its subsidiary, Jazz Casino Company, LLC (collectively, "JCC"), that it would not renew its guarantee (the "Current State Guarantee") of the $100 million annual payment obligation of JCC owed to the State of Louisiana gaming board (the "State Obligation"). JCC is required to make daily payments of approximately $273,973 to satisfy the State Obligation. Subject to the satisfaction of certain cash flow tests and other conditions each year, the Company was required to provide a new guarantee to the State for each of the 12-month periods ending March 31, 2002, 2003 and 2004. For the period ending March 31, 2002, the requirement to provide a new guarantee was conditioned upon, among other things, JCC producing net cash flow, as defined, of at least $15 million for the 12-month period ending November 30, 2000. JCC did not satisfy this cash flow test.

      The Current State Guarantee obligation is reduced to the extent that required daily payments are made satisfying the State Obligation. The Company again commenced making payments in respect of the State Obligation pursuant to the Current State Guarantee on December 13, 2000. The Company has made payments totaling $43.8 million pursuant to its guaranties of the State Obligation through December 26, 2000. The Company is obligated to fund up to $26.0 million in additional daily payments pursuant to the Current State Guarantee until March 31, 2001, at which date the Current State Guarantee expires. This obligation is reduced each day as described above.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    HARRAH'S ENTERTAINMENT, INC.


Date: January 2, 2001         By:   /s/ Stephen H. Brammell
                                    --------------------------------------------
                                    Name:  Stephen H. Brammell
                                    Title: Senior Vice President and
                                           General Counsel


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